Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Peter W. Hennessey, Vice President,

Associate General Counsel and Secretary, or any Assistant Secretary,

or their respective successors in office, to sign and file on my behalf

SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of DuPont de Nemours, Inc. (the

Company).  This authorization shall remain in effect as long as I am a director of the Company unless it is earlier specifically revoked by

me.

     Very truly yours,

     /s/ Deanna M. Mulligan

     Deanna M. Mulligan

     Director

     April 7, 2021